UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2006 (November 17, 2006)

CRC HEALTH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-135172	73-1650429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Boulevard, Suite 600, Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip code)

(877) 272-8668

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Amended and Restated Senior Secured Credit Facility

On November 17, 2006 (the “Closing Date”), CRC Health Corporation (the “Company”) entered into an amendment agreement and amended and restated its then-existing senior secured credit facility to provide for an additional $175.5 million of senior secured term loans. The following is a summary of the terms of the Company’s Credit Agreement, dated as of February 6, 2006, as amended and restated on the Closing Date, among the Company, CRC Health Group, Inc., Citibank, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, the other lenders party thereto, JPMorgan Chase Bank, N.A., as syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint lead arrangers and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint bookrunners.

The Company’s amended and restated senior secured credit facility provides for senior secured financing of up to $519.3 million, consisting of: (1) a $419.3 million term loan facility with a final maturity date of February 6, 2013; and (2) a $100.0 million revolving credit facility with a final maturity date of February 6, 2012, including a letter of credit sub-facility and a swingline loan sub-facility.

In addition, the Company may request additional tranches of term loans or increases to the revolving credit facility in increments of at least $10.0 million and in an aggregate amount not exceeding $50.0 million, subject to the absence of any continuing default or event of default and other customary conditions and receipt of commitments by existing or additional financial institutions.

All borrowings under the Company’s amended and restated senior secured credit facility are subject to satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

The revolving credit facility, swingline loans and letters of credit will be available to provide financing for working capital, permitted acquisitions and other general corporate purposes.

Interest Rates and Fees:

The interest rates per annum applicable to the loans under the Company’s amended and restated senior secured credit facility, other than swingline loans, are equal to an applicable margin percentage plus, at the Company’s option, either (a) a base rate equal to the greater of (1) the prime rate of Citibank, N.A. and (2) the federal funds rate plus one-half of 1.0% or (b) a LIBOR rate for one, two, three or six months, or a nine or twelve month period if available. Swingline loans will bear interest at the interest rate applicable to base rate revolving loans.

The applicable margin percentage will initially be a percentage per annum equal to (1) 1.50% for base rate term loans, (2) 2.50% for LIBOR rate term loans, (3) 1.50% for base rate revolving loans and (4) 2.50% for LIBOR rate revolving loans. The applicable margin percentage under the Company’s revolving credit facility are subject to adjustments based upon the Company’s leverage ratio being within certain defined ranges.

On the last day of each calendar quarter the Company is required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is initially 0.50% and afterwards subject to adjustments based upon the Company’s leverage ratio being within certain defined ranges.

Prepayments:

Subject to certain exceptions, the Company’s amended and restated senior secured credit facility requires the Company to prepay outstanding term loans with:

•	50% (subject to reduction based upon the Company’s leverage ratio) of the Company’s annual excess cash flow, subject to certain exceptions;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% (subject to reduction based upon the Company’s leverage ratio) of the net cash proceeds from any future incurrence of certain debt.

Voluntary prepayments and commitment reductions will be permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR rate loans.

Amortization of Term Loans:

The Company’s amended and restated senior secured credit facility requires scheduled quarterly payments on the term loans each equal to 0.25% of the total principal amount of the term loans outstanding on the Closing Date, with the balance paid in the final quarterly installment.

Collateral and Guarantees:

The Company’s amended and restated senior secured credit facility is guaranteed by the Company’s direct parent company, CRC Health Group, Inc. (“CRC Health Group”) and substantially all of the Company’s current and future wholly-owned domestic subsidiaries, and will be secured by substantially all of the Company’s, CRC Health Group’s and the Company’s guarantor subsidiaries’ existing and future property and assets and by a pledge of the Company’s capital stock and the capital stock of the Company’s domestic wholly-owned subsidiaries and up to 65% of the capital stock of first-tier foreign subsidiaries.

Restrictive Covenants and Other Matters:

The Company’s amended and restated senior secured credit facility also requires the Company to comply on a quarterly basis with certain financial covenants, including a maximum total leverage ratio test and an interest coverage ratio test, which financial covenants will become more restrictive over time. In addition, the Company’s amended and restated senior secured credit facility documentation includes negative covenants that will, subject to significant exceptions, limit the ability of CRC Health Group, the Company and the Company’s subsidiaries, to, among other things:

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	make capital expenditures;

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	engage in mergers, acquisitions, asset sales and other business combinations;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	alter the business the Company conducts;

•	engage in certain transactions with affiliates;

•	enter into agreements limiting subsidiary distributions; and

•	prepay, redeem or purchase certain indebtedness, including the Company’s outstanding 10 3/4% senior subordinated notes due 2016.

The Company’s amended and restated senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the obligations under the Company’s amended and restated senior secured credit facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the Company’s amended and restated senior secured credit facility will be entitled to take various actions, including the acceleration of amounts due under the Company’s amended and restated senior secured credit facility and all actions permitted to be taken by a secured creditor.

Rollover of Certain Aspen Equity Interests

On the Closing Date, pursuant to a rollover and subscription agreement, certain former holders of equity interests in Aspen Education Group, Inc. (“Aspen”) converted options to purchase stock of Aspen into options to purchase stock of CRC Health Group with an aggregate value of approximately $1.8 million. Elliot A. Sainer converted options with a value of $0.6 million.

Joinder to Stockholders Agreement

On the Closing Date, certain former holders of equity interests in Aspen, including Mr. Sainer, executed a joinder agreement to the Stockholders Agreement among CRC Health Group, the Company and the investors and managers named therein, dated as of February 6, 2006 (the “Stockholders Agreement”). Pursuant to such joinder, such holders agreed to be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto, and to be deemed a holder of Shares, as defined therein, for all purposes thereof as a “Manager,” as defined therein.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Stockholders Agreement or any joinder thereto or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Stockholders Agreement a copy of which is attached as Exhibit 10.6 to the Registration Statement on Form S-4 filed by the Company on June 21, 2006 and is incorporated by reference herein.

Qualification

The foregoing description of the Company’s amended and restated senior secured credit facility, the rollover and subscription agreement, the joinder to the Stockholders Agreement and documents related to any of the foregoing does not purport to be complete and is qualified in its entirety by the provisions of the Company’s amended and restated senior secured credit facility, the rollover and subscription agreement and such related documents.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Company completed its previously announced acquisition of all of the outstanding capital stock of Aspen, pursuant to an Agreement and Plan of Merger dated as of September 22, 2006 (the “Merger Agreement”), by and among Aspen, Madrid Merger Corporation, a California corporation, and the other parties thereto. The Company purchased Aspen for $274.0 million in cash, the rollover of approximately $1.8 million in equity by certain holders of equity interests in Aspen for equity interests in the Company’s direct parent company, CRC Health Group, and the assumption of approximately $20.6 million of Aspen debt obligations. The cash purchase price is subject to post-closing adjustment based on a determination of closing working capital. The Company funded the cash purchase price, payment of transaction fees of approximately $11.6 million and the paying down of a net amount of approximately $25.4 million of indebtedness under its revolving loan facility with a combination of $175.5 million of additional senior secured term loans (by amending and restating the Company’s then-existing $243.8 million senior secured term loan facility) and a capital contribution from CRC Health Group. CRC Health Group funded such capital contribution through a combination of senior unsecured loans and the sale of equity securities of CRC Health Group to certain of its existing equity holders.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Merger Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Merger Agreement a copy of which is attached as Exhibit 2.1 to the Form 8–K filed by the Company on September 28, 2006 and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Closing Date, the Company incurred approximately $175.5 million of additional indebtedness under its term loan facility and simultaneously paid down a net amount of approximately $25.4 million of indebtedness under its revolving loan facility, each of which are part of the Company’s amended and restated senior secured credit facility. The net proceeds of such indebtedness were used to finance the acquisition of Aspen and to pay related fees and expenses. The information reported above under Item 1.01 with respect to the Company’s amended and restated senior secured credit facility is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the acquisition of Aspen and following the consummation of such acquisition, the Company and CRC Health Group each increased the size of their respective boards of directors to six persons, and added Mr. Sainer as a new board member.

Mr. Sainer is the president of Aspen and co-founded Aspen in 1988. Mr. Sainer has 30 years of experience in the behavioral health care and education field. Prior to organizing Aspen, Mr. Sainer held several chief executive officer positions with health care organizations, as well as served as regional director for the nation’s largest behavioral healthcare company. He currently serves on the board of directors of the Education Industry Association, and on the Board of Councilors of the School of Education at the University of Southern California (USC). Mr. Sainer also is the former Chairman of the Youth Services Committee of the National Association of Psychiatric Health Systems. Mr. Sainer received his MBA from George Washington University and his BA from the University of Pittsburgh.

Employment Arrangement, Severance and Change of Control Arrangement

On the Closing Date, Aspen, a wholly-owned subsidiary of the Company, entered into an amendment to an employment agreement dated February 1, 2004 with Mr. Sainer. Under this amended agreement, Mr. Sainer serves as president of Aspen. Mr. Sainer is to be paid an annual base salary of $300,000, subject to annual increase in the sole discretion of the Company’s chief executive officer. In addition, Mr. Sainer is to receive an automobile allowance of not less than $1,200 per month and is eligible for annual bonus compensation equal to up to 75% of his base salary. Mr. Sainer shall receive 248 hours of paid time off per year for holiday, vacation and short-term sick days. The term of the employment agreement is until November 4, 2007, however, the term shall be automatically extended for two successive one-year periods unless Aspen or Mr. Sainer provide notice of their intent not to renew the agreement. During the course of employment and for a period of 18 months following the end of employment, Mr. Sainer may not engage in or have an interest in any person or business that engages in a business that is competitive with the Company or its subsidiaries, nor solicit any of the employees, students or clients of the Company or its subsidiaries. In the event of Mr. Sainer’s termination without cause or his resignation for good reason (both as defined in his employment agreement), Aspen must pay Mr. Sainer, in 18 equal monthly installments, a total amount equal to his base salary and average bonus for a period of 18 months. Aspen shall maintain a life insurance policy for Mr. Sainer, payable to his beneficiaries.

In addition, in connection with his employment with Aspen, certain senior executive stock options in CRC Health Group were granted to Mr. Sainer on the Closing Date, which are governed by the terms of CRC Health Group’s 2006 Executive Incentive Plan. These include approximately 83,142 options for Class A common shares and 9,238 options for Class L common shares, of which 20% vest on November 17, 2007, with an additional 10% vesting every six months thereafter; 41,571 options for Class A common shares and 4,619 options for Class L common shares, which shall vest upon the share value of CRC Health Group reaching a certain level; and 41,571 options for Class A common shares and 4,619 options for Class L common shares, which shall vest over a five year period based upon the earnings of CRC Health Group. Up to 100% of all options granted to Mr. Sainer will vest upon a change of control.

The foregoing description of the employment agreement between Aspen and Mr. Sainer does not purport to be complete and is qualified in its entirety by the provisions of the employment agreement between Aspen and Mr. Sainer.

Transactions with Related Persons

Other than as described in this current report, including the description of the amended employment agreement between Aspen and Mr. Sainer described in this Item 5.02 and the descriptions of the rollover and subscription agreement and the joinder to the Stockholders Agreement reported above under Item 1.01, and hereby incorporated by reference into this Item 5.02, there are no other transactions in which Mr. Sainer has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On the Closing Date, CRC Health Group entered into a seven-year payment-in-kind (“PIK”) senior unsecured loan in a principal amount of $105.0 million (issued at 1% original issue discount for total proceeds of $104.0 million), which will accrue interest at a rate per annum, reset bi-annually, equal to 6-month LIBOR plus a spread which is initially 7.00%. Such initial spread shall increase by 0.50% on the one-year anniversary of the Closing Date and an additional 0.50% on the two-year anniversary of the Closing Date. The senior unsecured loan is not guaranteed by the Company or any of its subsidiaries.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this current report on Form 8-K include or may include “forward-looking statements.” All statements included herein, other than statements of historical fact, may constitute forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “should” or “could.” Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for the Company’s services; changes in applicable regulations or a government investigation or assertion that the Company has violated applicable regulations; the potentially difficult, unsuccessful or costly integration of recently acquired operations, including the acquisition of Aspen, and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for the Company’s services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in the Company’s opiate treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits the Company’s ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of the Company’s management; claims asserted against the Company or lack of adequate available insurance; the Company’s substantial indebtedness, including the additional indebtedness entered into in connection with the acquisition of Aspen; and certain restrictive covenants in the Company’s debt documents and other risks that are described in the Company’s other filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The consolidated financial statements of Aspen Education Group, Inc. and subsidiaries as of December 31, 2004 and 2003 and the consolidated financial statements of Aspen Education Group, Inc. and subsidiaries as of December 31, 2005 and 2004 required to be filed pursuant to Item 9.01(a) of Form-8-K were filed as Exhibits 99.3 and 99.4, respectively, to the Form 8-K filed by the Company on October 30, 2006 and are incorporated by reference herein.

Any additional financial information required to be filed pursuant to Item 9.01(a) of Form 8-K will be filed by amendment as soon as practicable, but in no event later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K will be filed by amendment as soon as practicable, but in no event later than 71 days after the date this current report on Form 8-K is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRC HEALTH CORPORATION

DATE: November 22, 2006	By:	/s/ PAMELA B. BURKE
	Name:	Pamela B. Burke
	Title:	Vice President, General Counsel and Secretary